SCHEDULE 14A
                               (RULE 14A-101)
                          SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

Filed by the Registrant   (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

(  )    Preliminary Proxy Statement

(  )    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
        14A-6(E)(2))

(  )    Definitive Proxy Statement

(  )    Definitive Additional Materials

(X )    Soliciting Material Pursuant to Rule 14a-12

                                    FILING BY:


                           US AIRWAYS GROUP, INC
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              (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( X )   No fee required

(  )    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

               -------------------------------------------------

        (2)    Aggregate number of securities to which transaction applies:

               -------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               -------------------------------------------------

        (4)    Proposed maximum aggregate value of transaction:

               -------------------------------------------------

        (5)    Total fee paid:

               --------------------------------------------------

( ) Fee paid previously with preliminary materials.

        (  )   Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount Previously Paid:

               --------------------------------------------------

        (2)    Form, Schedule or Registration Statement No.:

               --------------------------------------------------

        (3)    Filing Party:

               --------------------------------------------------

        (4)    Date Filed:




              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                MAY 24, 2000




                      [US Airways Logo] [United Logo]


              UNITED AIRLINES AND US AIRWAYS AGREE TO COMBINE

                    TRANSACTION VALUED AT $11.6 BILLION

o  US Airways customers will gain benefits of United's global route system

o  Combination unites United's extensive east-west system with US
   Airways' comprehensive north-south routes, creating first truly efficient nationwide network

o US Airways hubs in Charlotte, Philadelphia and Pittsburgh to add U.S. and international service and frequency

o Competition in Washington, DC and other markets will be maintained and increased due to asset divestiture

o Frequent-flyer programs will be consolidated, offering passengers more destinations than any other airline program

o No increases to domestic structure fares for two years following close of merger, except for increases in fuel cost and CPI

o Travel agents are guaranteed no reduction in domestic standard base commission rates for two years following close of merger

CHICAGO, IL, AND ARLINGTON, VA, (May 24, 2000) - UAL Corporation [NYSE:
UAL] and US Airways Group, Inc. [NYSE: U] today announced that their boards of directors have approved a definitive merger agreement pursuant to which US Airways will be acquired by United in an all-cash transaction valued at $4.3 billion (plus the assumption of $1.5 billion in net debt and $5.8 billion in aircraft operating leases).

STRUCTURE - TERMS

Under the agreement, each share of common stock of US Airways will be converted into the right to receive $60.00 in cash in a one-step merger transaction. Based upon US Airways' closing price of $26.31 on May 23, 2000, this represents a premium of about 130 percent to US Airways stockholders. The companies anticipate that the transaction will be completed in 2001. The combination will be accounted for as a purchase and is anticipated to be accretive to United's earnings per share in the second year following the closing.

In recognition of the competitive issues connected with this transaction, United also plans to divest significant assets to maintain and enhance airline competition on routes into and out of Washington, DC. In connection with this planned divestiture, United and US Airways have entered into a Memorandum of Understanding with Robert Johnson, under which Mr. Johnson would buy certain of US Airways' assets and create a new airline. This new carrier, to be called DC Air, will be the first significant new entrant at capacity-controlled Washington Reagan National Airport in over a decade. United would retain certain assets at Washington Reagan, including the US Airways Shuttle service to New York and Boston and the assets necessary for United to fly to Pittsburgh, Charlotte and Philadelphia from Washington Reagan.


THE COMBINED COMPANY - UNPARALLELED CONVENIENCE:

The combination of United and US Airways will deliver significant benefits to millions of passengers and hundreds of communities throughout the United States. The new network will make traveling more convenient for passengers, connecting US Airways' eastern U.S. markets with United's east-west and international networks. It will also give United passengers easier access to US Airways' eastern United States network. Passengers will benefit from the convenience of one-airline, one-baggage check-in and one frequent flyer program.

o United will offer "seamless" one-ticket, one-airline service on over 560 new city pairs - travelers will be able to fly without the inconvenience of changing airlines. There will also be fewer check-ins and baggage transfers.
o Many US Airways cities will gain easier access to international destinations, strengthening their ability to attract international investment.
o Travelers will be able to combine frequent flyer miles accumulated in both airline programs into United's program. Passengers who now earn frequent flyer miles on two carriers will be able to consolidate their miles on United. This offers the opportunity to earn travel awards to more destinations in more countries than any other airline program offers.
o Passengers will also benefit from United's partnership with Star Alliance member airlines - Air Canada, Air New Zealand, All Nippon Airways, Ansett Australia, Lufthansa, SAS, Singapore Airlines, Thai Airways and VARIG. This will make international travel much simpler, with one-ticket booking, convenient baggage transfers and easier check-in.
o United passengers will have the convenience of accruing United frequent flyer miles on the US Airways Shuttle. Shuttle users will be able to redeem their miles on United's unmatched international network.

THE COMBINED COMPANY - UNPARALLELED SERVICE:

United plans to serve all cities now served by US Airways. United plans to also offer 64 new daily non-stop flights in the U.S. and 29 new daily international flights. Passengers will benefit from more non-stop domestic flights. For example:
   o From Pittsburgh, United plans to introduce the only daily non-stop service to San Jose, CA and Portland, OR and add two non-stops a day to Denver.
   o From Philadelphia, United plans to offer the only daily non-stop service to San Jose, CA, Portland, OR and Orange County, CA.
   o From Charlotte, United plans to introduce the only daily non-stop service to Portland, OR, and San Antonio, TX.
   o From Washington Dulles, United plans to introduce the only daily non-stop service to Orange County, CA.
   o From Tampa, United plans to provide the only daily non-stop service to San Francisco.

Passengers will also benefit from more flights to Europe, Asia, Latin
America and the Caribbean. Some examples of these flights include:
   o From Pittsburgh, United plans to introduce new one-stop service to significant Asian capitals, such as Beijing, Tokyo, Seoul and Singapore, as well as to Buenos Aires, Rio de Janeiro and other
       Latin American cities.
   o From Washington Dulles, United plans to add the only daily non-stop flights to Copenhagen and Bermuda.
   o From Philadelphia, United plans to introduce the only non-stop service to four international destinations - Amsterdam, Brussels, Vancouver and Barbados. United also plans to offer additional daily non-stop service to Frankfurt, Germany.
   o From Charlotte, United plans to provide the only one-stop service to Melbourne and Sydney, Australia; Auckland, New Zealand; Taipei, and Seoul and new one-stop service from Charlotte to Caracas, Rio de Janeiro, Sao Paulo, Buenos Aires and Santiago.

The transaction will significantly enhance the ability of US Airways hubs in Pittsburgh, Philadelphia and Charlotte to grow and compete with other hubs and international gateways, giving passengers easier access to the West and to destinations in Latin America, Asia and Europe.

United is committing that it will not increase U.S. point-to-point structure fares for two years following the closing of the merger, with exceptions only for increases in fuel cost and consumer price index (CPI).

United is also committing that for two years following completion of the merger, travel agents are guaranteed no reduction in domestic standard base commission rates.

Following the transaction, US Airways' facilities, routes, equipment and personnel will operate under the United Airlines name. The combined company would have approximately 145,000 employees worldwide. This combination would create a global airline with revenue in excess of $25 billion.

James E. Goodwin, chairman and chief executive officer of UAL Corporation, said, "This combination provides significant benefits to the communities and customers served by both companies. The addition of US Airways will greatly improve United's ability to serve customers in the East and to open its worldwide network to them. Similarly, the combination creates more travel options and convenience for Star Alliance passengers who travel to the cities US Airways serves. As the first carrier with a strong presence across the U.S., United will be positioned to provide a competitive challenge in new areas. We have the financial strength and unencumbered assets to continue to grow the company."

Mr. Goodwin continued, "For the passenger and cargo customers of United, this merger will fill a geographic void along the East coast and offers new reach to the East and Southeast. It also will provide new competition to others currently serving those regions. US Airways' system will allow United to serve Trans-Atlantic, Latin American and Caribbean routes more effectively, intensifying competition in those markets, and will improve our ability to reach Asian destinations from across the U.S. This combination will also allow us to enhance our code-sharing alliance, with our Star Alliance partners, particularly across the Atlantic, making use of US Airways' Pittsburgh, Philadelphia and Charlotte hubs. Together, we will be able to upgrade service and access to the world for our customers. Our customers will be linked to a system that will directly carry them to the commercial centers of the world. In short, United and US Airways together will create a more efficient global airline network that can improve the quality of service for its customers.

"We welcome the US Airways employees who will be joining the United family. Both United and US Airways employees are known for their commitment to service and professionalism. We look forward to offering them additional opportunity in the combined company. In addition, United intends to honor all union contracts, and this transaction will not result in any furloughs of United or US Airways employees," Mr. Goodwin added.

Stephen M. Wolf, chairman of US Airways Group, Inc., said, "The agreement we are announcing today, in which United and US Airways will merge, is a milestone in aviation history, melding the route systems and assets of two proud and successful carriers into this nation's and the world's largest and most comprehensive airline network. During the past four years, working closely with the 40,000 dedicated employees at US Airways, we have made enormous strides toward achieving our aim of becoming the carrier of choice. Today we have the opportunity to achieve our goal of becoming a world-class global carrier in a single stroke.

"By joining US Airways with United, we deliver value for our stockholders, provide dramatically improved global service for customers and achieve long-term security and career opportunities for US Airways' employees. This is the right combination, the right partner, the right time and the right step for our customers, communities, shareholders and our employees," Mr. Wolf added.

MEMORANDUM OF UNDERSTANDING TO DIVEST ASSETS TO CREATE A NEW CARRIER

United proposes to address potential competitive issues related to the transaction in Washington DC by divesting sufficient assets to create another airline to compete in numerous routes currently served by US Airways in the Washington, DC area. In connection with this planned divestiture, United and US Airways have entered into a Memorandum of Understanding under which Robert Johnson would buy certain assets and create a new carrier to be called DC Air. This divestiture of assets will ensure that competition is maintained and enhanced and further consumer benefits will result from the merger.

The sale would include most of US Airways' assets and route structure operating from Washington Reagan National Airport. These assets would create a base of operations for the new carrier out of Washington Reagan.

Mr. Johnson is the founder, chairman and chief executive officer of BET Holdings II, Inc., and a member of the US Airways Board.

DIVIDEND

The transaction is not expected to affect United's recently instituted annual dividend of $1.25 per share of common stock.

APPROVALS

The merger is conditioned upon, among other things, the approvals of US Airways stockholders, regulatory clearance and other customary closing conditions.

Merrill Lynch & Co. acted as financial advisor and provided a fairness opinion to United. Cravath, Swaine & Moore and Kirkland & Ellis (for antitrust matters) acted as legal counsel to United. Salomon Smith Barney acted as financial advisor and provided a fairness opinion to US Airways. Skadden, Arps, Slate, Meagher & Flom and O'Melveny & Myers (for antitrust matters) acted as legal counsel to US Airways.

ABOUT US AIRWAYS

US Airways, the US Airways Express carriers, US Airways Shuttle, and low-fare MetroJet fly to 205 destinations worldwide, including 38 states in the U.S., Bermuda, Cancun, Grand Cayman, Montego Bay, Nassau, San Juan, St. Thomas, St. Maarten, St. Croix, and the Canadian destinations of Toronto, Montreal, Ottawa, Hamilton, and London, Ontario. US Airways' transatlantic destinations include Frankfurt, London, Madrid, Munich, Paris and Rome. US Airways' Internet address is www.usairways.com

ABOUT UNITED AIRLINES

United Airlines is the largest air carrier in the world, offering more than 2,330 flights a day to 139 destinations in 26 countries and two U.S. territories. It is an industry innovator with breakthroughs such as Economy Plus seating, E-Ticket Service, Airport Gate Readers, Mobile Airport ChariotsSM, United Shuttle, and the introduction of the technologically advanced Boeing 777. United Airlines' Internet address is www.ual.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about future financial and operating results and benefits of the pending merger between United and US Airways. Factors that could cause actual results to differ materially from those described herein include: industry capacity decisions; the airline pricing environment; competitors' route decisions; the inability to obtain regulatory approvals; actions of the U.S., foreign and local governments; domestic and international travel patterns; the inability to successfully integrate the businesses of United and US Airways; costs related to the merger; the inability to achieve cost cutting synergies resulting from the merger; labor integration issues; the economic environment of the airline industry and the general economic environment. More detailed information about these factors is set forth in the reports filed by United and US Airways with the Securities and Exchange Commission. Neither United nor US Airways is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with merger, US Airways will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by United Airlines and US Airways with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web site at www.sec.gov. Stockholders of US Airways may also obtain for free the proxy statement and other documents filed by US Airways in connection with the merger by directing a request to: US Airways, 2345 Crystal Drive, Arlington, Virginia 22227, Attention: Kimberly Holland, Investor Relations, Telephone: (703) 872-5009, email: kimberly_holland@usairways.com. Stockholders of US Airways may also obtain for free documents filed by United in connection with the merger by directing a request to: United Airlines, 1200 East Algonquine Road, Elk Grove Village, Illinois 60007, Attention: Patty Chaplinski, Investor Relations, Telephone: (847) 700-7501, email: patty.chaplinski@ual.com.

US Airways and its directors and executive officers may be deemed to be participants in the solicitation of proxies from US Airways stockholders in favor of the merger. These directors and executive officers include the following: N. Bruce Ashby, Mathias J. DeVito, Rakesh Gangwal, Peter M. George, Robert L. Johnson, Robert LeBuhn, John G. Medlin, Jr., Hanne M. Merriman, Thomas A. Mutryn, Thomas H. O'Brien, Lawrence M. Nagin, Hilda Ochoa-Brillembourg, Richard B. Priory, Raymond W. Smith, Stephen M. Wolf. Collectively, as of January 31, 2000, the directors and executive officers of US Airways may be deemed to beneficially own approximately 6.6% of the outstanding shares of US Airways common stock. Stockholders of US Airways may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

United and certain of its directors and executive officers may also be deemed to be participants in the solicitation of proxies from US Airways stockholders in favor of the merger. These directors and executive officers include: Christopher Bowers, Frederic F. Brace, Rono J. Dutta, James E. Goodwin, Douglas A. Hacker, Francesca M. Maher, Peter McDonald, Andrew Studdert and Daniel Walsh. As of the date of this communication, United, Mr. Brace, Mr. Dutta, Mr. Goodwin, Mr. Hacker and Ms. Maher do not beneficially own any shares of US Airways common stock.

PRESS CONFERENCE

NOTE TO EDITORS: You are cordially invited to participate in the United / US Airways press conference on Wednesday, May 24, 2000 at 12:30 pm (EDT) at the Waldorf-Astoria Hotel in New York City, located on 301 Park Avenue (between 49th & 50th streets), at the Starlight Roof (18th floor). If you are unable to attend, you can participate by dialing 1-888-732-8927 (within the United States) and 1-212-676-5227 (internationally).

LIVE SATELLITE FEED FOR UNITED AND US AIRWAYS PRESS CONFERENCE:

Wednesday, May 24, 2000
12:30 - 1:30 PM (EDT)
Telstar 6; Transponder 25
Downlink frequency: 12144 on the vertical

If you have any technical questions or problems with live satellite feed, please call Mark Sofer at (917) 273-3057 or (917) 273-4712.

SATELLITE UPLINK FOR UNITED AND US AIRWAYS B-ROLL:

Wednesday, May 24, 2000                             Wednesday, May 24, 2000
8:00 AM - 8:30 AM (EDT)                             2:00 PM - 2:30 PM (EDT)
GE2; Transponder 6                                  GE2; Transponder 18
Downlink frequency: 3820                            Downlink frequency: 4060

If you have any technical questions or problems with the B-Roll satellite feeds, please call Quicklink at (212) 564-4831.

Today's news release, along with other news about United and US Airways, is available on the Internet at http://www.ual.com and http://www.usairways.com.

                                   # # #

CONTACTS FOR UNITED AIRLINES:                       CONTACTS FOR US AIRWAYS:

FOR MEDIA:                                          FOR MEDIA:
Andy Plews                                          Richard Weintraub
847-700-5538 (day)                                  703-872-5100
847-700-4088 (evening / weekend)

FOR INVESTORS:                                      FOR INVESTORS:
Patty Chaplinski                                    Kimberly Holland
847-700-7501                                        703-872-5009